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                                                                   EXHIBIT 23.1

                      CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this registration statement of Foster Wheeler Corporation. FW Preferred Capital Trust I and FW Preferred Capital Trust II on Form S-3 of our report, dated January 27, 1998 (which indicates that the consolidated financial statements for the year ended December 26, 1997 have been restated), on our audits of the consolidated financial statements of Foster Wheeler Corporation and Subsidiaries as of December 26, 1997 and December 27, 1996, and for each of the three years in the period ended December 26, 1997, which report is incorporated by reference in Foster Wheeler Corporation's Annual Report on Form 10-K for the year ended December 26, 1997. We also consent to the reference to our firm under the caption "Experts".


                                       /s/ PricewaterhouseCoopers LLP

New York, New York
December 18, 1998